Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sempra of our report dated February 25, 2025, relating to the financial statements of Oncor Electric Delivery Holdings Company LLC appearing in Exhibit 99.1 of the Annual Report on Form 10-K of Sempra for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 26, 2025